NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 14, 2013, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 1, 2013 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The acquisition by Actavis plc of Actavis, Inc. and Warner Chilcott Public Limited Company (Nasdaq 'WCRX') became effective on October 1, 2013. Each share of (Old) Common Stock of Warner Chilcott Public Limited Company was converted into 0.160 of a (New) Ordinary Share of Actavis plc for each Ordinary Share of Warner Chilcott Public Limited Company held. Each share of (Old) Common Stock of Actavis Inc. was exchanged for a (New) Ordinary Share of Actavis plc on a share to share basis. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on October 1, 2013.